UNITED STATES
SECURITIES & EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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GAMCO INVESTORS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GAMCO INVESTORS, INC.
191 Mason Street, Greenwich, CT 06830
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NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 2, 2022
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To Our Shareholders:

We cordially invite you to attend the 2022 Annual Meeting of Shareholders (the “Meeting”) of GAMCO Investors, Inc. (“we,” “us,” “our,” “GAMCO,” or the “Company”) in an audio, virtual-only format on Thursday, June 2, 2022 at 9:30 a.m. Eastern time. The Meeting will not be held at a physical location. At the Meeting, we will ask shareholders:
1.	to elect nine directors to our Board of Directors to serve until the 2023 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified;
2.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022;
3.	to vote on any other business that properly comes before the Meeting.
At the Meeting, we will also review our 2021 financial results and outlook for the future and will answer your questions.
Only shareholders of record at the close of business on April 13, 2022 are entitled to vote at the meeting or any adjournments or postponements thereof. Shareholders of record can access the virtual Meeting, vote their shares electronically, and submit questions during the virtual Meeting at https://gabelli.zoom.us/webinar/register/WN_Sfk8pjdMT9yJnsm-IALhcA. It is important that your shares be represented at the Meeting, regardless of whether you plan to attend the Meeting virtually. Please read the attached proxy statement carefully and vote your shares promptly. Any questions should be directed to our Secretary at (203) 629-2726.
We encourage all shareholders to attend the virtual Meeting.
By Order of the Board of Directors
PETER GOLDSTEIN
 Secretary

April 29, 2022
Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on June 2, 2022
This notice, the proxy statement, and the 2021 annual report on Form 10-K are available free of charge on the following website: https://www.gabelli.com/corporate/investor_relations

TABLE OF CONTENTS

PROPOSAL 1 ELECTION OF DIRECTORS	7
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	10
CORPORATE GOVERNANCE	10
INFORMATION REGARDING NAMED EXECUTIVE OFFICERS	15
COMPENSATION OF EXECUTIVE OFFICERS	16
Compensation Discussion and Analysis	16
REPORT OF THE COMPENSATION COMMITTEE	18
Summary Compensation Table for 2021	19
CEO PAY RATIO	24
CERTAIN OWNERSHIP OF OUR STOCK	25
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
REPORT OF THE AUDIT COMMITTEE	30
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31
SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING	31
OTHER MATTERS	32
EXHIBIT A: GUIDELINES FOR DIRECTORS INDEPENDENCE	A-1

GAMCO INVESTORS, INC.
191 Mason Street, Greenwich, CT 06830
________________
PROXY STATEMENT
________________
2022 ANNUAL MEETING OF SHAREHOLDERS
________________
June 2, 2022
________________
INTRODUCTION; PROXY VOTING INFORMATION
Unless indicated otherwise, or the context otherwise requires, references in this proxy statement to “GAMCO Investors, Inc.,” “GAMCO,” “the Company,” “GBL,” “we,” “us,” and “our” or similar terms are to GAMCO Investors, Inc., a Delaware corporation, its predecessors and its subsidiaries.
We are sending you this proxy statement and the accompanying proxy card (collectively, the “Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors of GAMCO (the “Board”) for use at our 2022 Annual Meeting of Shareholders (the “Meeting”) in an audio, virtual-only format on Thursday, June 2, 2022 at 9:30 a.m. Eastern time. The Meeting will not be held at a physical location. Only shareholders of record at the close of business on April 13, 2022 are entitled to vote at the meeting or any adjournments or postponements thereof. Shareholders of record can access the virtual Meeting, vote their shares electronically, and submit questions during the virtual Meeting at https://gabelli.zoom.us/webinar/register/WN_Sfk8pjdMT9yJnsm-IALhcA. Any questions should be directed to our Secretary at (203) 629-2726.
The purpose of the Meeting is to (i) elect nine directors to the Board to serve until the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) or until their respective successors have been duly elected and qualified; (ii) ratify the appointment of Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and (iii) act upon any other matters properly brought to the Meeting. We are sending you this Proxy Statement and our annual report on Form 10-K containing our financial statements and other financial information for the year ended December 31, 2021 (the “2021 Annual Report”) on or about April 29, 2022. The 2021 Annual Report, however, is not part of the proxy solicitation materials.
Only shareholders of record at the close of business on April 13, 2022, the record date for the Meeting (the “Record Date”), are entitled to notice of and to vote at the Meeting. On the Record Date, we had outstanding 7,540,770 shares of Class A common stock, par value $0.001 per share (“Class A Stock”), and 19,024,117 shares of Class B common stock, par value $0.001 per share (“Class B Stock” and collectively with the Class A Stock, the “Common Stock”).

The presence, virtually or by proxy, of a majority of the aggregate voting power of the Common Stock outstanding on April 13, 2022 shall constitute a quorum for the transaction of business at the Meeting. The Class A Stock and Class B Stock vote together as a single class on all matters. Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes cast at the Meeting by the holders of the Common Stock outstanding on April 13, 2022 will be elected to serve until the 2023 Annual Meeting or until their successors are duly elected and qualified. All matters will be determined by a majority of the votes cast at the Meeting.
Under the New York Stock Exchange (“NYSE”) rules, the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Meeting. In contrast, the election of directors is considered a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on such a proposal may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval. Accordingly, broker non-votes will have no effect on the outcome of the vote for the election of directors. Abstentions will be included in the calculation of the number of votes considered to be present at the Meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for the election of directors. Abstentions will have the same effect as a vote against the ratification of our independent registered public accounting firm.
We will pay for the costs of soliciting proxies and preparing the Meeting materials. We ask securities brokers, custodians, nominees, and fiduciaries to forward meeting materials to our beneficial shareholders as of the Record Date and we will reimburse them for the reasonable out-of-pocket expenses they incur. Our directors, officers, and staff members (“teammates”) may solicit proxies personally or by telephone, facsimile, e-mail, or other means, but will not receive additional compensation for doing so.
If you are the beneficial owner, but not the record holder, of shares of our Class A Stock, your broker, custodian, or other nominee may only deliver one copy of the Proxy Statement and 2021 Annual Report to multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and 2021 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and 2021 Annual Report, now or in the future, should submit this request by writing to our Secretary at GAMCO Investors, Inc., 191 Mason Street, Greenwich, CT 06830 or by calling our Secretary at (203) 629-2726. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, custodian, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
All shareholders of record and properly appointed proxy holders may attend the virtual Meeting.
The Board has selected each of Peter Goldstein, Maximilian Caldwell, and Kieran Caterina to act as proxies. When you sign and return your proxy card, you appoint each of Messrs. Goldstein, Caldwell, and Caterina as your representatives at the Meeting. Unless otherwise indicated on the proxy card, all properly executed proxies received in time to be tabulated for the Meeting will be voted “FOR” the election of the nominees named below, “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm, and as the proxyholders may determine in their discretion with regard to any other matter properly brought before the Meeting. You may revoke your proxy at any time before the Meeting by delivering a letter of revocation to our Secretary at GAMCO Investors, Inc., 191 Mason Street, Greenwich, CT 06830 or by properly submitting another proxy card bearing a later date. The last proxy you properly submit is the one that will be counted.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to Be Held on June 2, 2022
This notice, the Proxy Statement, and the 2021 Annual Report are available free of charge on the following website: https://www.gabelli.com/corporate/investor_relations
GAMCO makes available free of charge through its website, at www.gabelli.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and certain other filings as soon as reasonably practicable after such material is electronically filed with the Securities and Exchange Commission (“SEC”). Copies of certain of these documents may also be accessed electronically by means of the SEC’s home page at www.sec.gov. GAMCO also makes available on its website at https://www.gabelli.com/corporate/investor_relations the charters for the audit committee of our Board (the “Audit Committee”), the compensation committee of our Board (the “Compensation Committee”), the governance committee of our Board (the “Governance Committee”), and the nominating committee of our Board (the “Nominating Committee”, each a “Committee” and together the “Committees”), as well as its code of business conduct (the “Code of Conduct”), code of conduct for Chief Executive and Senior Financial Officers, corporate governance guidelines, and its amended and restated bylaws (“Bylaws”). Printed copies of these documents are available upon written request to our Secretary at GAMCO Investors, Inc., 191 Mason Street, Greenwich, CT 06830.

SMALLER REPORTING COMPANY

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company’s Bylaws provide that the Board shall consist of not less than three nor more than twelve directors, the exact number thereof to be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the directors then in office. The Board is currently fixed at eight. Currently serving as directors are Mario J. Gabelli, Edwin L. Artzt, Raymond C. Avansino, Jr., Leslie B. Daniels, Douglas R. Jamieson, Eugene R. McGrath, Robert S. Prather, Jr. and Elisa M. Wilson.
Our Nominating Committee recommended, and the Board approved, nine nominees for election as directors of the Company to serve until the 2023 Annual Meeting or until their successors are duly elected and qualified. In connection with this recommendation by the Nominating Committee and subsequent approval by the Board, the composition of the Board will be fixated at nine directors. The nine nominees are as follows (ages are as of March 31, 2022):
Name	Age	Position
Mario J. Gabelli	79	Chair, Chief Executive Officer (“CEO”), Co-Chief Investment Officer (“CIO”) – Value
Edwin L. Artzt	90	Director
Raymond C. Avansino, Jr.	78	Director
Leslie B. Daniels	74	Director
Douglas R. Jamieson	67	Director, President and Chief Operating Officer of GAMCO Asset
Eugene R. McGrath	80	Director
Agnes Mullady	63	Nominee
Robert S. Prather, Jr.	77	Director
Elisa M. Wilson	49	Director
All of the nominees are currently directors, except Ms. Mullady. Directors who receive a plurality of the votes cast at the Meeting shall be elected. Each of the nominees has consented to being named in the Proxy Statement and to serve if elected.
All properly executed proxies received in time to be tabulated for the Meeting will be voted “FOR” the election of the nominees named above, unless otherwise indicated on the proxy. If any nominee becomes unable or unwilling to serve between now and the Meeting, your proxies may be voted FOR the election of a replacement designated by the Board.
The following are brief biographical sketches of the nine nominees, including their principal occupations at present and for the past five years, as of March 31, 2022. Unless otherwise noted, the nominated directors have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.
The Board believes that each of the below persons possesses the necessary attributes, skills, qualifications, and experience that are appropriate for them to serve as directors of the Company. Our directors have held senior positions as leaders of various entities, demonstrating their ability to perform at the highest levels. The expertise and experience of our directors enable them to provide broad knowledge and sound judgment concerning the issues facing the Company.
The Board has proposed all of the following nominees:
 Mario J. Gabelli has served as Chair, CEO, CIO – Value (Co-CIO – Value since the appointment of Christopher Marangi and Kevin Dreyer as Co-CIOs – Value in August 2015), and a director of the Company since November 1976. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by the Company and its affiliates (the “Funds”). Mr. Gabelli also serves as the CEO and Co-CIO of the value portfolios of GAMCO Asset Management Inc. (“GAMCO Asset”), a wholly-owned subsidiary of the Company. Mr. Gabelli has served as Executive Chair of Associated Capital Group, Inc. (“AC”) since May 2015 and previously served as the CEO of AC from May 2015 until November 2016. AC is a public company that was spun-off from GAMCO in November 2015, which, at the time of the spin-off, contained the alternative investment management business, institutional research business, and certain cash and other assets previously owned and operated by GAMCO. Mr. Gabelli served as a portfolio manager for Teton Advisors, Inc. (“Teton”) from 1998 to February 2017. Since March 1, 2017, GAMCO serves as a sub-advisor to Teton, and Mr. Gabelli serves as a portfolio manager under that sub-advisory agreement. Teton is an asset management company, which was spun-off from the Company in March 2009. Mr. Gabelli has served as Chair of LICT Corporation (“LICT”), a public company engaged in broadband transport and other communications services, since 2004 and has been the CEO of LICT since December 2010. He has also served as a director of CIBL, Inc. (“CIBL”), a public holding company that was spun-off from LICT in 2007, since 2007 and as Executive Chair since February 2020. He served as the Chair of Morgan Group Holding Co., a public holding company, from 2001 to October 2019 and as the CEO from 2001 to November 2012. He served as a director of ICTC Group, Inc., a rural telephone company serving southeastern North Dakota from July 2013 to October 2018. In addition, Mr. Gabelli is the CEO, a director and the controlling shareholder of GGCP, Inc. (“GGCP”), a private company that owns a majority of our Class B Stock through an intermediate subsidiary, GGCP Holdings, LLC (“Holdings”), and the President of MJG Associates, Inc. (“MJG Associates”), which acts as an investment manager of various investment funds and other accounts. Mr. Gabelli serves as an overseer of the Columbia University Graduate School of Business and as a trustee associate of Boston College and trustee of Roger Williams University. He also serves as a director of the Foreign Policy Association, The Winston Churchill Foundation, The E. L. Wiegand Foundation, The American-Italian Cancer Foundation, and The Foundation for Italian Art & Culture. He is also Chair of the Gabelli Foundation, Inc., a Nevada private charitable trust. Mr. Gabelli served as Co-President of Field Point Park Association, Inc.

The Board believes that Mr. Gabelli’s qualifications to serve on the Board include his forty-five years of experience with the Company; his control of the Company through his ownership as the majority shareholder; his position as the senior executive officer of the Company; and his direct responsibility for serving as the Co-CIO of the value portfolios accounting for approximately 74% of the Company’s assets under management (“AUM”) as of December 31, 2021.
Edwin L. Artzt has been a director of the Company since May 2004. Mr. Artzt previously served as a senior advisor to GGCP from September 2003 to December 2008 and was a senior advisor to Kohlberg, Kravis, Roberts & Co., a private equity firm, from April 2001 to April 2008. Mr. Artzt held various senior executive management positions during his 42-year career (from 1953 to 1995) at The Procter & Gamble Company, a global manufacturer of consumer products, and served as its Chair and CEO from 1990 until 1995. He also served as the senior director of Barilla S.p.A. Italy from 1995 until 1998. Mr. Artzt was a director of American Express from 1991 to 2002, Delta Airlines from 1990 to 2002, and GTE from 1992 to 2002.
The Board believes that Mr. Artzt’s qualifications to serve on the Board include his former position as a Chair and CEO of The Procter & Gamble Company and his background as a director or an adviser to other public and private companies.
Raymond C. Avansino, Jr. has been a director of the Company since January 2008. Mr. Avansino has been the Chair and CEO of The E. L. Wiegand Foundation of Reno, Nevada, a Nevada private charitable trust, since 1982. Mr. Avansino is the Chair and President of Miami Oil Producers, Inc., a private corporation with investments in oil and gas properties, real properties, and securities. He served as President and Chief Operating Officer of Hilton Hotels Corporation from 1993 to 1996 and was a member of the Nevada Gaming Commission from 1981 to 1984. Mr. Avansino was also a director of the Company from 2000 to 2006.
The Board believes that Mr. Avansino’s qualifications to serve on the Board include his former position as the President and Chief Operating Officer of Hilton Hotels Corporation, his current position as the Chair and CEO of a private charitable trust, and his background as a lawyer with an advanced tax degree.
Leslie B. Daniels has been a director of the Company since November 2016 and has served on the board of directors of Moeller Aerospace. Mr. Daniels was a former Chair and a member of Florida’s State Board of Administration, Investment Advisory Council (IAC) and Commissioner and Chair of the Health Care District of Palm Beach County. Mr. Daniels was a founding partner of CAI Managers & Co., L.P., a private equity firm located in New York City, from 1989 to 2014. He was previously President of Burdge, Daniels & Co., Inc., a company engaged as a principal in venture capital and buyout investments, as well as the trading of private placement securities. Prior to forming Burdge, Daniels & Co., Inc., Mr. Daniels was a Senior Vice President of Blyth, Eastman, Dillon & Co., having responsibility for the corporate fixed income sales and trading departments. Mr. Daniels is also a former director of AeroSat Corporation; Aster-Cephac SA; Bioanalytical Systems, Inc.; Douglas Machine & Tool Co., Inc.; IVAX Corporation; MIM Corporation; MIST Inc.; Mylan Laboratories Inc.; NBS Technologies Inc.; and Safeguard Health Enterprises Inc. Mr. Daniels also served as Chair of TurboCombustor Technology Inc. and Zenith Laboratories, Inc.

The Board believes that Mr. Daniels’ qualifications to serve on the Board include his former positions as the founding partner of CAI Managers & Co., L.P. and President of Burdge, Daniels & Co., Inc., his former positions as a member of Florida’s State Board of Administration, Investment Advisory Council (IAC) and Commissioner and Chair of the Health Care District of Palm Beach County, and his background as a director to other public and private companies.
Douglas R. Jamieson served as President and Chief Operating Officer of the Company from August 2004 to November 2016 and has been a director of the Company since February 2022. He has served as President and CEO of AC since November 2016. He served as Executive Vice President and Chief Operating Officer of GAMCO Asset from 1986 to 2004 and has served as President and Chief Operating Officer of GAMCO Asset since 2004 and as a director of GAMCO Asset from 1991 to the present. Mr. Jamieson also serves as President and a director of Gabelli & Company Investment Advisers, Inc. (“GCIA”) (a wholly-owned subsidiary of AC) and GAMCO Asset Management (UK) Ltd. (a wholly-owned subsidiary of the Company). Mr. Jamieson also serves as the non-executive co-chair of PMV Consumer Acquisition Corp. (NYSE: PMVC), a special purpose acquisition corporation in which AC, through PMVC’s sponsor, holds a controlling interest. Mr. Jamieson served on the Board of Teton from 2005 through 2010. Mr. Jamieson also serves as a director of several investment partnerships that are managed by GCIA. Mr. Jamieson was a securities analyst with G. research, LLC, the broker-dealer subsidiary of AC, from 1981 to 1986. He was a director of GGCP from December 2005 through December 2009, and served as an advisor to the GGCP board through 2010.

 The Board believes that Mr. Jamieson’s qualifications to serve on the Board include his forty-one years of experience with the Company and his previous positions and experience with entities affiliated with the Company.
  Eugene R. McGrath has been a director of the Company since January 2007. Mr. McGrath previously served as Chair, President and CEO of Consolidated Edison, Inc. (“Con Ed”), a public utility company, from October 1997 until September 2005 and as Chair until February 2006. He served as Chair and CEO of a subsidiary of Con Ed, Consolidated Edison Company of New York, Inc., from September 1990 until February 2006. Mr. McGrath was a director of Sensus from 2010 to 2017, Con Ed from 1989 to 2014, AEGIS Insurance Services from 2003 to October 2016, and Schering-Plough from 2000 to 2009.
  The Board believes that Mr. McGrath’s qualifications to serve on the Board include his former position as the Chair, President, and CEO of Con Ed and his background as a director of other public companies.
Agnes Mullady served as a Senior Vice President of the Company from 2008 until 2019. She has also served as Executive Vice President of AC from November 2016 until 2019, as the President and Chief Operating Officer of the Fund Division of Gabelli Funds, LLC (“Gabelli Funds”) from 2010 until 2019, as a Vice President of Gabelli Funds from 2006 until 2019, and from 2011 until 2019, as Chief Executive Officer of G.distributors, LLC, (“G.distributors”) the Company’s broker-dealer subsidiary.  Ms. Mullady also served as an officer of all of the Gabelli/GAMCO/Teton Funds. Prior to joining the Company in December 2005, Ms. Mullady was a Senior Vice President at U.S. Trust Company and Treasurer and Chief Financial Officer of the Excelsior Funds from 2004 through 2005.
 The Board believes that Ms. Mullady’s qualifications to serve on the Board include her position and experience as the director of several Funds managed by the Company and her previous positions and experience with the Company.
  Robert S. Prather, Jr. has been a director of the Company since May 2004 and serves as the Board’s lead independent director. Mr. Prather has been the President and CEO of Heartland Media LLC, a private owner of television stations and media properties, since September 2013. He is the CEO of Allen Media Broadcasting, a private owner of television stations and media properties, since February 2020. He was the President and Chief Operating Officer of Gray Television, Inc., a television broadcast company, from September 2002 until June 2013. Mr. Prather was an Executive Vice President of Gray Television, Inc. from 1996 until September 2002. He was also a director of Gray Television, Inc. Mr. Prather is Chair at Southern Community Newspapers, Inc., a publishing and communication company, since December 2005. He served as CEO and a director of Bull Run Corporation, a sports and affinity marketing and management company, from 1992 until its merger into Triple Crown Media, Inc. in December 2005. Since 2009, he has served as a director of a firm formerly known as Gaylord Entertainment Company, originally a hospitality and entertainment company, which converted into a real estate investment trust under the name Ryman Hospitality Properties, Inc. in October 2012. Mr. Prather also served as a director of Diebold Nixdorf, Inc. from April 2013 to April 2018.
 The Board believes that Mr. Prather’s qualifications to serve on the Board include his position as President and CEO of Heartland Media LLC and his background as a director of other public and private companies.
  Elisa M. Wilson has been a director of the Company since February 2009, a director of GGCP since January 2019, and a director of AC since February 2019. Ms. Wilson is President and a trustee of the Gabelli Foundation, Inc., a Nevada private charitable trust. Ms. Wilson also serves as a director of the Breast Cancer Alliance and is a member of the Board of Regents at Boston College. She earned a B.A. from Boston College and an M.A., Ed.M. from Columbia University. Ms. Wilson is the daughter of Mario J. Gabelli.
 The Board believes that Ms. Wilson’s qualifications to serve on the Board include her position and experience as the President and trustee of the Gabelli Foundation, Inc. and her previous positions and experience with the Company.
 Recommendation
The Board recommends that shareholders vote “FOR” all of the nominees to our Board.
 Vote Required
Nominees who receive a plurality of the votes cast will be elected to serve as directors of the Company until the 2023 Annual Meeting or until their successors are duly elected and qualified. “Withhold” votes, abstentions, and broker non-votes, if any, will have no effect on the outcome of this proposal.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We are asking our shareholders to ratify the appointment of D&T as the Company’s independent registered public accountants for the year ending December 31, 2022 (“Proposal 2”). In accordance with our governance documents, the Board believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that our shareholders do not approve the appointment of D&T, the Audit Committee will reconsider the appointment of D&T. Ultimately, however, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accountants, whether or not our shareholders ratify the appointment.
For additional information regarding the appointment of D&T as the Company’s independent registered public accountants, please see “Independent Registered Public Accounting Firm” appearing elsewhere in this Proxy Statement.
 Recommendation
The Board recommends that shareholders vote “FOR” ratification of D&T as the Company’s independent registered public accountants for the year ending December 31, 2022.
 Vote Required
Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on Proposal 2. Shareholders who return a signed proxy card but do not indicate how they wish to vote on Proposal 2 will be deemed to have voted FOR Proposal 2. Broker non-votes, if any, will have no effect on the outcome of Proposal 2. Abstentions will have the same effect as a vote against Proposal 2.

CORPORATE GOVERNANCE
GAMCO continually strives to maintain the highest standards of ethical conduct, including by reporting results with accuracy and transparency and maintaining full compliance with the laws, rules, and regulations that govern the Company’s businesses. The Company is active in ensuring that its governance practices continue to serve the interests of its shareholders and remain at the leading edge of best practices.
Determination of Director Independence
The Board has established guidelines, which it uses in determining director independence and that are based on the director independence standards of the NYSE. A copy of these guidelines can be found as Exhibit A to this Proxy Statement. These guidelines are also attached to the Board’s corporate governance guidelines, which are available at the following website: https://www.gabelli.com/corporate/investor_relations. A copy of these guidelines may also be obtained upon request from our Secretary.
In making its determination of independence with respect to Mr. Prather, the Board considered that the investment advisory subsidiaries of the Company collectively own on behalf of their investment advisory clients approximately 2.96% of the Company’s Class A Stock and 0.75% of the common stock of Gray Television, Inc. (“Gray”) as of March 9, 2022. This ownership represents approximately 1.77% of the total voting power of Gray. Mr. Prather served as President and Chief Operating Officer and a director of Gray until June 2013. Furthermore, an investment advisory affiliate of the Company nominated Mr. Prather as a director of Gaylord Entertainment Company (“Gaylord”) in 2009 and Mr. Prather was elected as a director of Gaylord on May 7, 2009. Gaylord subsequently converted into a real estate investment trust named Ryman Hospitality Properties, Inc. (“Ryman”) in October 2012 and Mr. Prather remains on Ryman’s board of directors. The Company collectively owns on behalf of their investment advisory clients approximately 3.14% of Ryman’s common stock representing approximately 3.14% of the total voting power of Ryman as of March 9, 2022. In addition, an investment advisory affiliate of the Company nominated Mr. Prather as a director of Diebold Nixdorf, Inc. (“Diebold”) in 2013 and Mr. Prather served as a director of Diebold from April 2013 to April 2018. The Company collectively owns on behalf of their investment advisory clients approximately 6.67% of Diebold’s common stock representing approximately 6.67% of the total voting power of Diebold as of March 9, 2022. Investment advisory affiliates of the Company may continue to nominate Mr. Prather to the boards of directors of public companies. E3M, LLC, a limited liability company of which Mr. Gabelli is a member, owns approximately 8.3% of the founder shares of Heartland Sponsor LLC, an affiliate of Heartland Media LLC. Mr. Prather is the President and CEO of Heartland Media LLC.

The Company’s affiliates may also nominate other directors to the boards of directors of companies that are beneficially owned on behalf of its clients. The Board further considered the difficulty that the Company would encounter in attempting to unilaterally affect the management of Gray, Ryman, or Diebold through the use of its voting power.
In making its determination of independence with respect to Mr. Avansino, the Board considered that he has a daughter who works for the Company in a non-executive role, as described under “Certain Relationships and Related Transactions.” In addition, the Board considered that he is the Chair and President of Miami Oil Producers, Inc. (“Miami Oil”), the landlord of a lease that was entered into in 1999 with the Company for office space in Nevada. The Company paid $41,736 and $34,780 in rent to Miami Oil in 2021 and 2020, respectively. Mr. Avansino is not a shareholder of Miami Oil.
With respect to these relationships, the Board considered Messrs. Avansino’s and Prather’s lack of economic dependence on the Company and other personal attributes that need to be possessed by independent-minded directors. Based on the guidelines attached as Exhibit A hereto and the foregoing considerations, the Board concluded that Messrs. Artzt, Avansino, Daniels, McGrath, and Prather were independent and determined that none of them had a material relationship with us which would impair his ability to act as an independent director.
The table below sets forth certain information regarding the nominees to the Board and the Committees on which they currently serve.
Name	Audit Committee	Governance Committee	Compensation Committee	Nominating Committee
Mario J. Gabelli				X
Edwin L. Artzt
Raymond C. Avansino, Jr.	X	X (Chair)	X (Co-Chair)
Leslie B. Daniels	X
Eugene R. McGrath	X	X
Robert S. Prather, Jr.	X (Chair)		X (Co-Chair)
Elisa M. Wilson				X (Chair)
The Board’s Role in the Oversight of Risk
The Board’s oversight of risk is administered directly through the Board, as a whole, or through its Committees. Various reports and presentations regarding risk management are presented to the Board, including the procedures that the Company has adopted to identify and manage risk. Each of the Board’s Committees addresses risks that fall within the respective Committee’s area of responsibility. For example, the Audit Committee is responsible for “overseeing the quality and objectivity of GAMCO’s financial statements and the independent audit thereof.” The Audit Committee reserves time at each of its quarterly meetings to meet with the Company’s independent registered public accounting firm outside of the presence of the Company’s management. The Director of Internal Audit also is significantly involved in risk management evaluation and designs the Company’s internal audit programs to take account of risk evaluation and work in conjunction with the Chief Accounting Officer. The Director of Internal Audit reports directly to the Audit Committee.
Relationship of Compensation and Risk
The Compensation Committee of the Board works with the CEO in reviewing the significant elements of the Company’s compensation policies and programs for all teammates. They evaluate the intended behaviors each program is designed to incentivize to ensure that such policies and programs are appropriate for the Company.

The Board and Committees
During 2021, there were six meetings of the Board. Our Board has an Audit Committee, a Compensation Committee, a Governance Committee, and a Nominating Committee. We are deemed to be a “controlled company” as defined by the corporate governance standards of the NYSE by virtue of the fact that GGCP holds more than 50% of the voting power of the Company. As a result, we are exempt from the corporate governance standards of the NYSE requiring that a majority of the Board be independent and that all members of the Governance, Nominating, and Compensation Committees be independent. While the Company is a controlled company, the Board nevertheless is comprised of a majority of independent directors.
The Board believes that the most effective leadership structure is for the Company’s CEO to serve as Chair given that Mr. Gabelli is the controlling shareholder of the Company. By having Mr. Gabelli serve as the CEO and as Chair, the Board believes that it enables Mr. Gabelli to ensure that the Board’s agenda responds to strategic challenges, that the Board is presented with information required for it to fulfill its responsibilities, and that Board meetings are as productive and effective as possible.
Our non-management directors meet, without any management directors or teammates present, immediately after our regular quarterly Board meetings. Mr. Prather serves as lead independent director and chairs the meetings of our non-management and independent directors.
The Audit Committee regularly meets with our independent registered public accounting firm to ensure that satisfactory accounting procedures are being followed and that internal accounting controls are adequate, reviews fees charged by the independent registered public accounting firm, and selects our independent registered public accounting firm. Messrs. Avansino, Daniels, McGrath, and Prather, each of whom is an independent director as defined by the corporate governance standards of the NYSE and the Company’s guidelines, as set forth in Exhibit A, are the current members of the Audit Committee. The Board has determined that Mr. Prather meets the standards of an “audit committee financial expert,” as defined by the applicable securities regulations. The Audit Committee met five times during 2021.
The Compensation Committee reviews the amounts paid to the CEO for compliance with the terms of his Amended Employment Agreement and generally reviews benefits and compensation for the other executive officers. It also administers our Stock Award and Incentive Plan (the “Plan”). Messrs. Avansino and Prather, each of whom is an independent director, are the members of the Compensation Committee. The Compensation Committee does not have a formal policy regarding delegation of its authority. The Compensation Committee met two times during 2021.
The Governance Committee advises the Board on governance policies and procedures. Messrs. Avansino and McGrath, each of whom is an independent director, are the members of the Governance Committee. The Governance Committee did not meet during 2021.
The Nominating Committee advises the Board on the selection and nomination of individuals to serve as directors of GAMCO’s Board. Nominations for director, including nominations for director submitted to the Nominating Committee by shareholders, are evaluated according to our needs and the nominee’s knowledge, experience, and background. Mr. Gabelli and Ms. Wilson are the members of the Nominating Committee. Neither Mr. Gabelli nor Ms. Wilson is an independent director as defined by the corporate governance standards of the Company. The Nominating Committee did not meet during 2021. The Nominating Committee has adopted the following policy regarding diversity: when identifying nominees as directors, the Nominating Committee will have a bias to have diverse representation of candidates who serve or have served as CEOs or presidents of public or private corporations or entities that are either for-profit or not-for-profit. In accordance with its charter, the Nominating Committee will review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status, including, but not limited to, an employment change, and recommend whether or not the director should be re-nominated. The Nominating Committee will review annually with the Board the composition of the Board as a whole and recommend, if necessary, measures to be taken.
A copy of each Committee’s charter is posted on our website at https://www.gabelli.com/corporate/investor_relations. A shareholder may also obtain a copy of each Committee’s charter upon written request to our Secretary delivered to one of our principal executive offices at GAMCO Investors, Inc., 191 Mason Street, Greenwich, CT 06830.
Consideration of Director Candidates Recommended by Shareholders
Except as set forth in the Company’s Bylaws, the Nominating Committee does not have a formal policy regarding the recommendation of director candidates by shareholders. The Board believes it is appropriate not to have such a policy because GGCP holds the majority of the voting power. Nevertheless, the Nominating Committee will consider appropriate candidates recommended by shareholders. Under the process described below, a shareholder wishing to submit such a recommendation should send a letter to our Secretary at GAMCO Investors, Inc., 191 Mason Street, Greenwich, CT 06830. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications and otherwise comply with the requirements of our Bylaws. At a minimum, candidates recommended for election to the Board must meet the independence standards of the NYSE as well as any criteria used by the Nominating Committee. The Nominating Committee will consider and evaluate candidates recommended by shareholders in the same manner as it considers candidates from other sources. Acceptance of a recommendation does not imply that the Nominating Committee will ultimately nominate the recommended candidate.

Process for the Consideration of Director Candidates Nominated by Shareholders and of Business Proposed by Shareholders
GAMCO’s Bylaws set forth the processes and advance notice procedures that shareholders of GAMCO must follow, and specifies additional information that shareholders of GAMCO must provide, when proposing director nominations at any annual or special meeting of GAMCO’s shareholders or other business to be considered at an annual meeting of shareholders. Generally, the Bylaws provide that advance notice of shareholder nominations or proposals of business be provided to GAMCO not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the preceding annual meeting of shareholders. For the 2023 Annual Meeting, such notice of nomination or other business must be received at GAMCO’s principal executive offices between February 2, 2023 and March 3, 2023.
Article III, Section 6 of GAMCO’s Bylaws sets out the procedures a shareholder must follow in order to nominate a candidate for Board membership. For these requirements, please refer to the Bylaws as of November 20, 2013, filed with the Securities and Exchange Commission on November 22, 2013 as Exhibit 3.2 to a Current Report on Form 8-K. The Bylaws are also available in the “Investor Relations” section of the Company’s website.
Director Attendance
During 2021, all of the directors attended at least 75% of the meetings of the Board and the Committees of which he or she was a member. Most of the directors virtually attended our 2021 annual meeting of shareholders. We do not have a policy regarding director attendance at our annual meetings.
COMPENSATION OF DIRECTORS
Mr. Gabelli did not receive compensation for serving as a director of the Company during 2021. Effective July 1, 2018, all non-executive directors receive annual cash retainers and meeting fees as follows:
Board Member	$70,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$12,000
Governance Committee Co-Chair	$6,000
Attendance per Board Meeting	$10,000
Attendance per Audit Committee Meeting	$4,000
Attendance per Compensation and Governance Committees Meeting	$3,000

DIRECTOR COMPENSATION TABLE FOR 2021
The following table sets forth fees, awards, and other compensation paid to or earned by our non-executive directors in 2021.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($) (a)	Stock Option Awards ($) (b)	All Other Compensation ($)	Total ($)
Edwin L. Artzt	130,000	-0-	-0-	-0-	130,000
Raymond C. Avansino, Jr.	174,000	-0-	-0-	-0-	174,000
Leslie B. Daniels	150,000	-0-	-0-	-0-	150,000
Eugene McGrath.	150,000	-0-	-0-	-0-	150,000
Robert S. Prather, Jr.	182,000	-0-	-0-	-0-	182,000
Elisa M. Wilson (c)	120,000	-0-	-0-	-0-	120,000
(a)	There were no GAMCO restricted stock awards (“RSAs”) granted or outstanding to any non-executive director during 2021.
(b)
Mr. Daniels had stock options granted in May 2018 that are currently exercisable to purchase 10,000 shares of Class A Stock at an exercise price of $25.55. There were no GAMCO stock option awards granted or outstanding to any other non-executive director during 2021.

(c)
We lease an approximately 60,000 square foot building located at One Corporate Center, Rye, New York as one of our two headquarters (the “Building”) from M4E, LLC, (“M4E”), an entity that is owned by family members of Mr. Gabelli, including Ms. Wilson. As a member of M4E, Ms. Wilson is entitled to receive her pro-rata share of payments received by M4E under the lease. See “Certain Relationships and Related Transactions” on pages 25 to 28 of this Proxy Statement for further details.

Communications with the Board
Our Board has established a process for shareholders and other interested parties to send communications to the Board. Shareholders or other interested parties who wish to communicate with the Board, the non-management or independent directors, or a particular director may send a letter to our Secretary at GAMCO Investors, Inc., 191 Mason Street, Greenwich, CT 06830. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director(s).
Code of Business Conduct
We have adopted the Code of Conduct that applies to all of our officers, directors, and teammates with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is posted on our website at https://gabelli.com/corporate/investor_relations. Any shareholder may also obtain a copy of the Code of Conduct upon written request to our Secretary delivered to one of our principal executive offices at GAMCO Investors, Inc., 191 Mason Street, Greenwich, CT 06830. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.
Employee, Officer, and Director Hedging
Pursuant to our policies and procedures for transacting in Company securities, all employees, including our named executive officers, are prohibited from engaging in any transaction intended to hedge or minimize losses in the Company’s securities, including engaging in transactions in puts, calls, or other derivatives of the Company’s securities or short-selling the Company’s securities or “selling against the box” (i.e., failing to deliver sold securities).
Transactions with Related Persons
Our Board has adopted written procedures governing the review, approval, or ratification of any transactions with related persons required to be reported in this Proxy Statement. The procedures require that all related party transactions, other than certain pre-approved categories of transactions, be reviewed and approved by our Governance Committee or the Board. Under the procedures, directors may not participate in any discussion or approval by the Board of related party transactions in which they or a member of their immediate family is a related person, except that they shall provide information to the Board concerning the transaction. Only transactions that are found to be in the best interests of the Company will be approved.

Currently, we have a number of policies and procedures addressing conflicts of interest. Our Code of Conduct addresses the responsibilities of our officers, directors, and teammates to disclose conflicts of interest to our Legal/Compliance Department, which determines whether the matter constitutes a related party transaction that should be reviewed by our Governance Committee or Board. Generally, matters involving employer-teammate relationships, including compensation and benefits, ongoing arrangements that existed prior to our IPO, and financial service relationships including investments in our funds, are not presented for review, approval, or ratification by our Governance Committee or Board.
  A description of certain related party transactions appears under the heading “Certain Relationships and Related Transactions” on pages 25 to 28 of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consists of Messrs. Avansino and Prather. Neither of these individuals has ever been an officer or  teammate of the Company. During 2021, none of our executive officers served on the board of directors or compensation committee of any entity that employed any member of our Compensation Committee or served on the compensation committee of any entity that employed any member of our Board.

INFORMATION REGARDING NAMED EXECUTIVE OFFICERS
As of March 31, 2022, the named executive officers of the Company are as follows:
Name	Age	Position
Mario J. Gabelli	79	Chair, CEO, and Co-CIO – Value
Douglas R. Jamieson	67	Director, President and Chief Operating Officer of GAMCO Asset
Peter D. Goldstein	69	Senior Vice President, General Counsel, and Secretary
Kieran Caterina	48	Senior Vice President, Chief Accounting Officer, and Principal Financial Officer
Bruce N. Alpert	70	Senior Vice President
Henry G. Van der Eb	76	Senior Vice President
Biographical information for Messrs. Gabelli and Jamieson appear above under “Proposal 1 – Election of Directors.” Brief biographical sketches of the other executive officers listed above are set forth below.
Peter D. Goldstein has served as General Counsel and Secretary of the Company since April 2021. He also has served as Chief Legal Officer and Secretary of AC since April 2021. Mr. Goldstein was the General Counsel and Chief Compliance Officer at Buckingham Capital Management, Inc. from 2012 to 2020, and the Chief Legal Officer at The Buckingham Research Group, Inc. from 2012 to 2020. From 2004 until 2011, Mr. Goldstein served as the Director of Regulatory Affairs and Associate General Counsel at the Company.  Earlier in his career, Mr. Goldstein was a litigation partner with the law firm Dorsey & Whitney in New York, and a Branch Chief in the Enforcement Division of the U.S. Securities & Exchange Commission. He was also previously a senior compliance officer at Goldman Sachs Asset Management. Mr. Goldstein holds a B.A., cum laude, from Brandeis University, an M.S. from Harvard University, and a J.D., magna cum laude, from Boston College Law School.
Kieran Caterina has served as Principal Financial Officer of the Company since June 2019, as Chief Accounting Officer of the Company since June 2019, and as Senior Vice President of the Company since 2011. Previously, Mr. Caterina served as Co-Principal Financial Officer of the Company from July 2015 to June 2019 and as Co-Chief Accounting Officer of the Company from 2012 to June 2019. Mr. Caterina earlier served as Vice President and Co-Principal Accounting Officer of the Company from 2008 to 2012, as Vice President and Acting Co-Chief Financial Officer from 2007 to 2008, and as Controller from 2002 to 2008. Mr. Caterina joined GAMCO in March 1998 as a staff accountant. He received his M.S. in Accounting from Binghamton University after earning his B.S. in Accounting from the State University of New York at Oswego.
Bruce N. Alpert has served as Senior Vice President of the Company since May 2008. Previously, Mr. Alpert served as CEO of G.distributors from January 2020 to November 2020. Mr. Alpert served as Vice President and Chief Operating Officer of Gabelli Funds or its predecessor from 1988 to 1999 and became Executive Vice President and Chief Operating Officer of Gabelli Funds in 1999. Since 1989, Mr. Alpert has been a Vice President of G.research, LLC (“G.research”). Mr. Alpert is an officer of certain of the Gabelli/GAMCO Funds. Mr. Alpert also served as a director of Teton from 1998 through May 2012 and was its President from 1998 through 2008 and Chair from 2008 through 2010. He served as Chief Compliance Officer of the Gabelli/GAMCO Funds from 2012 through 2014 and Gabelli Funds from 2012 through March 2015. From 1986 until June 1988, he worked at the InterCapital Division of Dean Witter as Vice President and Treasurer of the mutual funds sponsored by Dean Witter. From 1983 through 1986, he worked at Smith Barney Harris Upham & Co. (“Smith Barney”) as Vice President in the Financial Services Division and as Vice President and Treasurer of the mutual funds sponsored by Smith Barney. Prior to Smith Barney, Mr. Alpert was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group, where he was employed from 1975 through 1983. Mr. Alpert is a Certified Public Accountant.

 Henry G. Van der Eb has served as Senior Vice President of the Company since August 2004 and is a senior advisor to management in all aspects of our business. He has served as a Senior Vice President with Gabelli Funds and GAMCO Asset since October 1999, when he joined the Company after managing Mathers and Company, Inc., his privately held investment advisory firm, which was acquired by the Company in October 1999. Mr. Van der Eb is a portfolio manager for the Company, a Chartered Financial Analyst, and served as President of the CFA Society Chicago during 1979-1980.

COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
The investment management and securities industries are highly competitive and experienced professionals have significant career mobility. We believe that the ability to attract, retain, and provide appropriate incentives for the highest quality professional teammates is important for maintaining our competitive position in the investment management and securities industries, as well as for providing for the long-term success of GAMCO.
Most of GAMCO’s compensation expense is incentive-based variable compensation that will increase or decrease based on the revenues from our AUM. Since 1977, we have generally paid out up to 40% of the revenues or net operating contribution to the marketing teammates and portfolio managers who introduce, service, or generate our separate account and Fund business, with payments involving the separate accounts being typically based on revenues and payments involving the Funds being typically based on net operating contribution. We believe that the variable compensation formulas in place for our marketing teammates and portfolio managers provide significant incentives for the growth of our business and a cushion during periods of market decline.
Our administrative, operations, legal, and finance teammates generally receive the majority of their compensation in the form of base salaries and annual bonuses. We believe that GAMCO must pay competitive levels of cash compensation. We also believe that appropriate equity incentive programs may motivate and retain our professional teammates, but that these programs must always be consistent with shareholder interests.
The Compensation Committee and the Board have continued to consider the results of the shareholders’ non-binding vote in 2011 on our “say-on-pay” proposal. A substantial majority (over 99%) of the shares voted on our “say-on-pay” proposal approved the Company’s executive compensation as described in our Compensation Discussion and Analysis and the accompanying tabular disclosures in the 2011 proxy statement. Because a majority of votes cast at the 2011 annual meeting of shareholders, and most recently again at the 2017 annual meeting of shareholders, were in favor of having a “say-on-pay” vote every three years, the Board has adopted a triennial frequency policy. Therefore, a “say-on-pay” vote was again held at the 2014, 2017, and 2020 annual meetings of shareholders. Once again, a substantial majority (over 99%) of the shares voted on our “say-on-pay” proposal approved the Company’s executive compensation as described in our Compensation Discussion and Analysis and the accompanying tabular disclosures in the 2014, 2017, and 2020 proxy statements. As a result of these favorable votes on our past “say-on-pay” proposals, it was determined that no changes were necessary to our executive compensation program’s design and administration. The Board believes that this continues to be the case.

Compensation of the Named Executive Officers

The compensation for our named executive officers (other than for Mr. Gabelli, whose compensation is described separately below under the section entitled “CEO Compensation”) is composed of base salary, annual bonus, equity compensation, incentive-based variable compensation, and benefits. As used herein, the term “named executives” means all persons listed in the Summary Compensation Table set forth below.
•	Base Salary
Mr. Gabelli recommends to the Compensation Committee the amounts of the base salaries for our named executives, other than himself, which amounts are subject to the Compensation Committee’s review and approval, and are not at the discretion of the named executives. Mr. Gabelli received no base salary in 2021.
•	Annual Bonus
Mr. Gabelli recommends to the Compensation Committee the amounts of the annual bonuses for our named executives, other than himself, which amounts are subject to the Compensation Committee’s review and approval. The factors considered by Mr. Gabelli in making annual bonus recommendations are typically subjective, such as perceptions of the named executives’ experience, performance, and responsibilities. His recommendations may be based on, but are not specifically tied to, the performance of client assets, the objectives set for each executive, the performance of the firm as a whole, and the market value of our stock.
•	Equity Compensation
Our executive compensation program may also include stock option awards or RSAs, which are intended to provide additional incentives to increase shareholder value as well as retain qualified teammates. Mr. Gabelli makes recommendations to the Compensation Committee for the grant of equity awards to our named executives. Individual stock option award levels and individual RSA levels in past years were based upon a subjective evaluation of each named executive’s overall past and expected future contribution. No formula was used to determine the timing or amount of stock option awards and RSAs for any individual.
•	Variable Compensation
To the extent that they have the proper regulatory registrations, all of our teammates, including the named executives, are eligible to receive incentive-based variable compensation for attracting or providing client service to separate accounts, shareholders of the Funds, or investors in our other products. Mr. Jamieson, who provides client service to a significant number of separate accounts, received the majority of his total 2021 compensation from variable compensation payments, as described below in note (d) to the Summary Compensation Table.
In the course of fulfilling Mr. Gabelli’s duties, the Company at times has certain individuals aid him. When this occurs, the Company offsets those costs by a reduction in compensation payable to Mr. Gabelli. Refer to the notes to the Summary Compensation Table on pages 18 to 20 for further details.
CEO Compensation

Mr. Gabelli received no base salary, no bonus, no stock option awards, and no RSAs in 2021, as has been the case for each year since our IPO in 1999. Mr. Gabelli elected to waive all of his compensation that he would otherwise have been entitled to receive under his Amended Employment Agreement for the periods July 1, 2020 to November 10, 2020 (as disclosed in a current report on Form 8-K filed with the SEC on July 1, 2020) and July 1, 2021 to November 30, 2021 (as disclosed in a current report on Form 8-K filed with the SEC on June 9, 2021). All of the compensation earned and not waived by Mr. Gabelli in 2021 and 2020 was incentive-based variable compensation that was calculated in accordance with Mr. Gabelli’s Amended Employment Agreement, which revised his 1999 employment agreement as described under the heading “Employment Agreements” below.

Mr. Gabelli’s compensation for 2016 was also calculated in accordance with his Amended Employment Agreement and was further subject to the terms of a restricted stock unit (“RSU”) agreement through which he deferred cash compensation during 2016. He was, therefore, not paid any cash compensation during 2016 and such deferred cash compensation, as adjusted, was paid upon vesting in 2020 as described below.

As described in the Company’s 2017 proxy statement, on December 21, 2015, the Company entered into an RSU agreement with Mr. Gabelli, pursuant to which any variable compensation earned by him in fiscal 2016 would be awarded in the form of RSUs under the Plan (the “2016 RSU Agreement”). Under the 2016 RSU Agreement, the Company issued 2,314,695 RSUs, based upon the volume weighted average price (“VWAP”) of the Company’s Class A Stock for 2016 of $32.8187, in satisfaction of Mr. Gabelli’s variable compensation of $76.0 million for 2016. These RSUs vested 100% on January 2, 2020, and a cash payment in the amount of $43.7 million was made to the CEO. This payment was reduced by $32.3 million resulting from the RSUs being indexed to the Company’s Class A Stock price and utilizing the lesser of the VWAP on the vesting date ($18.8812) versus the VWAP over 2016 ($32.8187).
Compensation Consultants
The Company has not retained compensation consultants to assist in determining or recommending the amount or form of executive and director compensation during its last fiscal year.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement, which section is also incorporated by reference in GAMCO’s Annual Report on Form 10-K.
COMPENSATION COMMITTEE
Robert S. Prather, Jr. (Chair)
Raymond C. Avansino, Jr.

SUMMARY COMPENSATION TABLE FOR 2021
The following table sets forth the cash and non-cash compensation for the fiscal years ended 2021 and 2020 paid to or earned by (i) our principal executive officer, (ii) our principal financial officer, and (iii) the other most highly compensated executive officers of the Company who were serving as of the end of the 2021 fiscal year. As used herein, the term “named executives” means all persons listed in the Summary Compensation Table for 2021 (the “Summary Compensation Table”).
					Change in
					Pension Value
					and
				Stock	Nonqualified
		Base		Awards	Deferred	All Other
		Salary	Bonus	($)	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	(k)	Earnings ($)	($)	($)
Mario J. Gabelli…………………………	2021	-0- (a)	-0- (b)	-0-	-0-	29,238,340 (c)	29,238,340
Chair of the Board,	2020	-0- (a)	-0- (b)	-0-	-0-	29,232,929 (c)	29,232,929
CEO, and Co-CIO - Value

The above compensation earned by Mr. Gabelli in 2021 and 2020 was only for a period of approximately seven and eight months, respectively. He waived compensation for the periods of July 1, 2020 to November 10, 2020 and July 1, 2021 to November 30, 2021. The above compensation earned by Mr. Gabelli for the periods of January 1, 2020 to June 30, 2020, November 11, 2020 to June 30, 2021, and December 1, 2021 to December 31, 2021 was incentive-based variable compensation and was calculated in accordance with Mr. Gabelli’s Amended Employment Agreement. The above compensation does not include the payment made on the vesting date in 2020 related to the RSU agreement with Mr. Gabelli pursuant to which the Company determined to award Mr. Gabelli’s variable compensation generated in fiscal 2016 in the form of RSUs under the Plan, which are described in detail as to vesting and settlement conditions in Employment Agreements on pages 22 to 23.

(a)	Mr. Gabelli received no fixed salary. Refer to footnote (c).
(b)	Mr. Gabelli received no bonus. Refer to footnote (c).
(c)	Mr. Gabelli’s remuneration for the 2021 and 2020 fiscal years was comprised of the following:
	Incentive Management Fee as CEO and Other of GAMCO* ($)	Portfolio Manager and Other Variable Remuneration ($)	Perquisites ($)	Total Remuneration ($)
2021	5,552,085	23,686,255	-0-	29,238,340
2020	5,375,924	23,857,005	-0-	29,232,929
* As described in the Compensation Discussion and Analysis herein.
The amounts set forth under the heading “Incentive Management Fee as CEO and Other of GAMCO” consist of: $5,552,085 for 2021 (after reallocation to Mr. Jamieson of $600,000, to Mr. Goldstein of $100,000, to Mr. Caterina of $150,000, and to other teammates of $855,000 and excludes $8,325,500 earned by Mr. Gabelli from AC) and $5,375,924 for 2020 (after reallocation to Mr. Jamieson of $500,000 and to other teammates of $330,000 and excludes $3,101,421 earned by Mr. Gabelli from AC). The amounts set forth under the heading “Portfolio Manager and Other Variable Remuneration” consist of: (1) $6,074,695 and $6,386,792 for 2021 and 2020, respectively, for acting as portfolio manager and/or attracting and providing client service to a large number of GAMCO’s separate accounts, (2) $11,126,329 and $11,563,071 for 2021 and 2020, respectively, for creating and acting as portfolio manager of several open-end Funds, and (3) $6,485,231 and $5,907,142 for 2021 and 2020, respectively, for creating and acting as portfolio manager of the closed-end Funds. These amounts exclude $804,175 and $723,483, which relate to 2021 and 2020 amounts, respectively, earned by Mr. Gabelli from AC for acting as portfolio and relationship manager of investment partnerships. There were no perquisites or personal benefits provided by the Company to Mr. Gabelli for 2021 or 2020.

					Change in
					Pension Value
					and
					Nonqualified
		Base		Stock	Deferred	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	Earnings ($)	($)	($)
Douglas R. Jamieson…………………..	2021	470,000	500,000	749,400	-0-	1,705,908 (d)	3,425,308
Director, President and Chief Operating	2020	320,000	350,000	1,117,800	-0-	1,942,664 (d)	3,730,464
Officer of GAMCO Asset and Former
President and Chief Operating
Officer of the Company (d)

Peter D. Goldstein………………………	2021	350,000	50,000	99,920	-0-	102,917 (e)	602,837
Executive Vice President, General
Counsel, and Secretary (e)

Kieran Caterina………………………..	2021	341,667	300,000	174,860	-0-	150,000 (f)	966,527
Senior Vice President and	2020	300,000	300,000	57,240	-0-	-0-	657,240
Chief Accounting Officer (f)

Bruce Alpert……………………………	2021	350,000	50,000	-0-	-0-	25,923 (g)	425,923
Senior Vice President,	2020	350,000	50,000	-0-	-0-	17,760 (g)	417,760
and Executive Vice President,
Chief Operating Officer, and
Chief Compliance Officer
of Gabelli Funds, LLC (g)

Henry G. Van der Eb…………………..	2021	300,000	-0-	-0-	-0-	107,147 (h)	407,147
Senior Vice President (h)	2020	300,000	-0-	-0-	-0-	82,183 (h)	382,183

(d)
Mr. Jamieson’s all other compensation represents incentive-based variable compensation in the amount of $1,105,908 and $1,442,664 for 2021 and 2020, respectively, for attracting and/or providing client service to separate accounts, shareholders of the Gabelli or GAMCO Funds, or investors in other products sponsored by GAMCO (“Variable Compensation”) and $600,000 and $500,000 for 2021 and 2020, respectively, from allocation of the incentive-based management fee (10% of GAMCO pre-tax profits) by Mr. Gabelli as described in the “Variable Compensation” section of the Compensation and Discussion Analysis and in footnote (c) above. The 2021 and 2020 amounts reported in the above table for Mr. Jamieson’s total compensation exclude $1,183,333 and $1,100,000, respectively, earned by Mr. Jamieson for services rendered to AC pursuant to the Transition Services Agreement in his role as a named executive officer of that company in 2021 and 2020, and $50,677 and $27,667 in incentive-based variable compensation earned from AC in 2021 and 2020, respectively.

(e)
Mr. Goldstein’s all other compensation in 2021 represents his allocation of $100,000 of the incentive-based management fee (10% of GAMCO’s pre-tax profits) by Mr. Gabelli as described in the “Variable Compensation” section of the Compensation and Discussion Analysis and in footnote (c) above and a payment in lieu of health insurance of $2,917 in 2021. The 2021 amounts reported in the above table for Mr. Goldstein’s total compensation exclude $93,750 earned by Mr. Goldstein for services rendered to AC pursuant to the Transition Services Agreement in his role as a named executive officer of that company.

(f)
Mr. Caterina’s all other compensation in 2021 represents his allocation of $150,000 of the incentive-based management fee (10% of GAMCO pre-tax profits) by Mr. Gabelli as described in the “Variable Compensation” section of the Compensation and Discussion Analysis and in footnote (c) above.

(g)	Mr. Alpert’s all other compensation for 2021 and 2020 consists of Variable Compensation (as defined in note (d)) of $25,923 and $17,760, respectively.

(h)	Mr. Van der Eb’s all other compensation for 2021 and 2020 consists of Variable Compensation (as defined in note (d)) of $107,147 and $82,183, respectively.

Grants of Plan-Based Awards
The following table (the “Grants of Plan-Based Awards”) shows all plan-based stock awards granted to our named executives during the fiscal year ended December 31, 2021.
		All Other Stock Awards:
Name	Grant Date	Number of Shares of Stock Or Units	Grant Date Fair Value of Stock Awards ($) (a)
Mario J. Gabelli (b)	–	-0-	-0-
Douglas R. Jamieson	6/15/2021	30,000 (c)	750,600
Peter D. Goldstein	6/15/2021	4,000 (c)	100,080
Kieran Caterina	6/15/2021	7,000 (c)	175,140

(a)
In accordance with the SEC’s disclosure rules, the amounts reported in this table reflect the fair value on the effective grant date of the stock awards, determined in accordance with FASB ASC Topic 718, granted to the named executives during 2021.

(b)
Mr. Gabelli has never received either stock options awards or RSAs from the Company. He recommends the grant of stock awards for corporate teammates to the Compensation Committee, as described in the Compensation Discussion and Analysis above. He has received RSUs, which are described in detail under Employment Agreements in the next section.

(c)	Such stock award was in the form of phantom RSAs, each of which entitles the grantee to the cash value of one share of Class A Stock subject to restrictions.

Employment Agreements. Mr. Gabelli is currently the only named executive who has an employment agreement with the Company.
Mario J. Gabelli, on February 6, 2008, entered into the Amended Employment Agreement with the Company, which was approved by the Company’s shareholders on November 30, 2007 and which limits his activities outside of the Company. The Amended Employment Agreement had a three-year initial term with an automatic extension for an additional year on each anniversary of its effective date unless either party gives written notice of termination at least 90 days in advance of the expiration date. The Amended Employment Agreement allows Mr. Gabelli to perform investment management services for former subsidiaries that are spun-off to shareholders or otherwise cease to be subsidiaries in similar transactions and permits new investors in the outside accounts if all of the performance fees, less expenses, generated by assets attributable to such investors are paid to the Company. The Amended Employment Agreement was last submitted to, and re-approved by, the Company’s shareholders at the 2020 Annual Meeting of Shareholders held on June 5, 2020.
Mr. Gabelli (or, at his option, his designee) receives an incentive-based management fee in the amount of 10% of our aggregate annual pre-tax profits, if any, as computed for financial reporting purposes in accordance with U.S. GAAP (before consideration of this fee) so long as he is an executive of the Company and devotes the substantial majority of his working time to our business. This incentive-based management fee is subject to the Compensation Committee’s review at least annually for compliance with the terms of the Amended Employment Agreement. The Amended Employment Agreement may not be amended without the approval of the Compensation Committee and Mr. Gabelli.
Mr. Gabelli received no base salary, no bonus, no stock option awards, and no RSAs in 2021, as has been the case for each year since our IPO in 1999. Mr. Gabelli elected to waive all of his compensation that he would otherwise have been entitled to receive under his Amended Employment Agreement for the periods July 1, 2020 to November 10, 2020 (as disclosed in a current report on Form 8-K filed with the SEC on July 1, 2020) and July 1, 2021 to November 30, 2021 (as disclosed in a current report on Form 8-K filed with the SEC on June 9, 2021). All of the compensation earned and not waived by Mr. Gabelli in 2021 and 2020 was incentive-based variable compensation that was calculated in accordance with Mr. Gabelli’s Amended Employment Agreement, which revised his 1999 employment agreement.

Mr. Gabelli’s compensation for 2016 was also calculated in accordance with his Amended Employment Agreement and was further subject to the terms of an RSU agreement through which he deferred cash compensation during 2016. He was, therefore, not paid any cash compensation during 2016 and such deferred cash compensation, as adjusted, was paid in 2020 as described below.

As described in the Company’s 2017 proxy statement, on December 21, 2015, the Company entered into the 2016 RSU Agreement with Mr. Gabelli, pursuant to which any variable compensation earned by him in fiscal 2016 would be awarded in the form of RSUs under the Plan. Under the 2016 RSU Agreement, the Company issued 2,314,695 RSUs, based upon the VWAP of the Company’s Class A Stock for 2016 of $32.8187, in satisfaction of Mr. Gabelli’s variable compensation of $76.0 million for 2016. These RSUs vested 100% on January 2, 2020, and a cash payment in the amount of $43.7 million was made to the CEO. This payment was reduced by $32.3 million resulting from the RSUs being indexed to the Company’s Class A Stock price and utilizing the lesser of the VWAP on the vesting date ($18.8812) versus the VWAP over 2016 ($32.8187).
In accordance with the Amended Employment Agreement, Mr. Gabelli chose to allocate $1,705,000 and $1,430,000 of his management fee to certain other teammates in 2021 and 2020, respectively.
Mr. Gabelli earned (after allocations and waiver) the following incentive-based management fees during the past two years:
	2021*	2020 *
Management Fee ($ in millions)	5.6	5.4
* The management fee for 2021 is only for the period January 1, 2021 to June 30, 2021 and December 1, 2021 to December 31, 2021 due to Mr. Gabelli’s decision to waive compensation for the period July 1, 2021 to November 30, 2021 and excludes $8.3 million earned from AC. The management fee for 2020 is only for the period January 1, 2020 to June 30, 2020 and November 11, 2020 to December 31, 2020 due to Mr. Gabelli’s decision to waive compensation for the period July 1, 2020 to November 10, 2020 and excludes $3.1 million earned from AC.

Consistent with the Company’s practice since its inception in 1977, Mr. Gabelli will, in periods where he does not waive compensation, also continue receiving a percentage of revenues or net operating contribution, which are substantially derived from AUM, as compensation relating to or generated by the following activities: (i) managing or overseeing the management of various investment companies and partnerships, (ii) attracting Fund shareholders, (iii) attracting and managing separate accounts and alternative funds, and (iv) otherwise generating revenues for the Company. Such payments are made in a manner and at rates as agreed to from time to time by GAMCO, which rates have been and generally will be the same as those received by other professionals at GAMCO performing similar services. With respect to our institutional and private wealth management and fund advisory business, we pay out up to 40% of the revenues or net operating contribution to the portfolio managers and marketing teammates who introduce, service, or generate such business, with (i) payments involving the separate accounts being typically based on revenues and (ii) payments involving the Funds being typically based on net operating contribution.

In accordance with the terms of his Amended Employment Agreement, Mr. Gabelli has agreed that while he is employed by us he will not provide investment management services outside of GAMCO, except for certain permitted accounts or except for services to be performed for former subsidiaries that are spun-off from the Company. During 2021 and 2020, Mr. Gabelli served as a portfolio manager for various privately offered funds.
Outstanding Equity Awards at December 31, 2021
The following table summarizes the number of securities underlying outstanding equity awards for the named executives as of December 31, 2021.
	Number of Unvested RSAs and		Market Value of Unvested RSAs and RSUs (GAMCO)
Name	RSUs		($)
Mario J. Gabelli	-0-	(a)	$-0-	(a)
Douglas R. Jamieson	100,000	(c)	2,498,000	(b)
Peter D. Goldstein	12,000	(d)	299,760	(b)
Kieran Caterina	11,000	(e)	274,780	(b)
(a)
As discussed under “Employment Agreements” on pages 21 to 22, the Company held an RSU agreement with Mr. Gabelli during the period covered by this Proxy Statement. This was not outstanding at December 31, 2021, as it was settled in accordance with the terms of the RSU agreement when vested on January 2, 2020.

(b)	The market value of the outstanding unvested GAMCO RSAs on the above table is determined with reference to the $24.98 per share closing price of GAMCO’s Class A Stock on December 31, 2021.
(c)
Mr. Jamieson’s RSAs will vest on March 5, 2023 and 2025 as to 30% and 70%, respectively, of 40,000 shares and on December 28, 2023 and 2025 as to 30% and 70%, respectively, of 30,000 shares in accordance with the terms of his RSA agreements. Mr. Jamieson’s phantom RSAs will vest on June 15, 2024 and 2026 as to 30% and 70%, respectively, of 30,000 shares in accordance with the terms of his phantom RSA agreement.

(d)
Mr. Goldstein’s RSAs will vest on December 28, 2023 and 2025 as to 30% and 70%, respectively, of 8,000 shares in accordance with the terms of his RSA agreement. Mr. Goldstein’s phantom RSAs will vest on June 15, 2024 and 2026 as to 30% and 70%, respectively, of 4,000 shares in accordance with the terms of his phantom RSA agreement.

(e)
Mr. Caterina’s RSAs will vest on March 5, 2023 and 2025 as to 30% and 70%, respectively, of 4,000 shares in accordance with the terms of his RSA agreement. Mr. Caterina’s phantom RSAs will vest on June 15, 2024 and 2026 as to 30% and 70%, respectively, of 7,000 shares in accordance with the terms of his phantom RSA agreement.

Options Exercises, RSAs Vested, and RSUs Vested for 2021

The following table summarizes RSAs that vested for the named executives during 2021. There were no stock options exercised by, or RSUs that vested for, the named executives during 2021.

	RSAs
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Douglas R. Jamieson	30,000	$828,695
Kieran Caterina	14,000	381,855
Bruce Alpert	3,000	76,680
Henry G. Van der Eb	2,000	53,150

Nonqualified Deferred Compensation Table for 2021
There was no nonqualified deferred compensation payable to the named executives during 2021.

Pension Benefits for 2021
There were no pension benefit plans for any of the named executives during 2021.

Potential Payments Upon Termination of Employment or Change-of-Control.
Upon a change-of-control of the Company, Mr. Gabelli’s RSUs, if any (none are currently outstanding), and all RSAs held by the other named executives (if still employed by the Company at such time) automatically vest, and the accumulated but unpaid dividends associated with the RSAs would become immediately payable. There were no accumulated dividends associated with the RSUs.
The following table sets forth information on the value of GAMCO RSUs and RSAs held on December 31, 2021 and the accumulated but unpaid dividends on the RSAs through December 31, 2021, which would have been payable had a change-of-control occurred on that date. The price per share assumed is $24.98, which was the closing price of Class A Stock on December 31, 2021.
Name	Fair Value of Unvested GBL RSAs and RSUs at December 31, 2021		Accumulated but Unpaid Dividends on these RSAs at December 31, 2021	Total ($)
Mario J. Gabelli	$-0-	(a)	$-0-	$-0-	(a)
Douglas R. Jamieson	2,498,000		188,600	2,686,600
Peter D. Goldstein	299,760		17,120	316,880
Kieran Caterina	274,780		12,880	287,660
Total	$3,072,540		$218,600	$3,291,140
(a)
As discussed under Employment Agreements on pages 21 to 22, the Company held an RSU agreement with Mr. Gabelli during the period covered by this Proxy Statement. This was not outstanding at December 31, 2021, as it was settled in accordance with the terms of the RSU agreement when vested on January 2, 2020.

CEO PAY RATIO
 Smaller reporting companies are not required to provide the information required by this item.

CERTAIN OWNERSHIP OF OUR STOCK
The following table sets forth, as of March 31, 2022, certain information with respect to all persons known to us who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, nominees, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.
Name of Beneficial Owner*	Title of Class	Number of Shares		Number of Shares Acquirable within 60 days	Percent of Class (%)
5% or More Shareholders
Horizon Kinetics Asset Management LLC	Class A	435,387	(1)	-0-	5.76
Neuberger Berman Group LLC	Class A	412,651	(2)	-0-	5.46

Directors and Executive Officers
Mario J. Gabelli	Class A	2,454,540	(3)	-0-	32.47
	Class B	18,767,036	(4)	-0-	98.65
Douglas R. Jamieson	Class A	93,747		-0-	1.24
	Class B	29,471		-0-	**
Peter D. Goldstein	Class A	9,694		-0-	**
Kieran Caterina	Class A	11,143		-0-	**
Bruce Alpert	Class A	10,655		-0-	**
	Class B	1,720		-0-	**
Henry Van der Eb	Class A	-0-		-0-	**

Edwin L. Artzt	Class A	3,000		-0-	**
Raymond C. Avansino, Jr.	Class A	141,500	(5)	-0-	1.87
Leslie B. Daniels	Class A	10,000		-0-	**
Eugene R. McGrath	Class A	12,455	(6)	-0-	**
Robert S. Prather, Jr.	Class A	10,010		-0-	**
Elisa M. Wilson	Class A	-0-		-0-	**
	Class B	23,808		-0-	**
All Directors & Executive Officers as a Group (12 persons)	Class A	2,756,744		-0-	36.47
	Class B	18,822,035		-0-	98.94

(*)
The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: Horizon Kinetics Asset Management LLC, 470 Park Avenue South, 4th Floor, New York, NY 10016, Neuberger Berman Group LLC, 1290 Avenue of the Americas, New York, NY 10104, and Mario J. Gabelli, GAMCO Investors, Inc., 191 Mason Street, Greenwich, CT 06830.

(**)
Represents beneficial ownership of less than 1%.

Pursuant to a resolution approved by the Board, as of March 31 2022, there are 599,943 shares of the Class B Stock that may be converted into Class A Stock.

(1)
Based on information contained in an amendment to Schedule 13G filed with the SEC on January 27, 2022, Horizon Kinetics Asset Management LLC, a Delaware limited liability company, beneficially owns an aggregate of 435,387 shares of Class A Stock, with sole voting and dispositive power over such shares.

(2)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2022, Neuberger Berman Group LLC, a Delaware limited liability company (“NBG”) and Neuberger Berman Investment Advisors, the investment manager of NBG, beneficially own an aggregate of 412,651 shares of Class A Stock, with shared voting and dispositive power over these shares.

(3)
Of this amount, 8,642 are owned directly by Mr. Gabelli, 21,006 shares are held by GGCP, 816,501 shares are held by GCIA, and 1,608,391 shares held by AC. Mr. Gabelli has voting and dispositive control of these shares.

(4)
Of this amount, 453,295 are owned directly by Mr. Gabelli and 18,313,741 of these shares are owned by Holdings via GGCP. Mr. Gabelli may be deemed to have beneficial ownership of the Class B Stock held by Holdings on the basis of (i) his position as the CEO of, a director of, and the controlling shareholder of GGCP which is the manager and the majority member of Holdings, and (ii) a certain profit interest in Holdings. Mr. Gabelli disclaims beneficial ownership of the shares owned by Holdings except to the extent of his pecuniary interest therein.

(5)	Of these shares, 71,000 shares are owned by an entity for which Mr. Avansino serves as a director, officer, or trustee. Mr. Avansino disclaims beneficial ownership of these shares.
(6)	Includes 2,350 shares held by a trust for which Mr. McGrath is a trustee and has shared voting and dispositive power with respect to these shares with his spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on a review of filings made under Section 16(a) of the Securities Exchange Act of 1934, we believe that our directors and executive officers and our shareholders who own 10% or more of our Class A Stock or Class B Stock have complied with the requirements of Section 16(a) of the Securities Exchange Act of 1934 to report ownership, and transactions which change ownership, on time for 2021, except that Henry Van der Eb filed late a Form 4 relating to a transaction that occurred on December 21, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GGCP, through Holdings, owns a majority of our Class B Stock representing approximately 93% of the combined voting power and approximately 69% of the outstanding shares of our Common Stock as of December 31, 2021. Mr. Gabelli serves as the CEO, a director, and is the controlling shareholder of GGCP. Various family members of Mr. Gabelli are shareholders of GGCP, including Mr. Marc Gabelli and Ms. Wilson. Mr. Marc Gabelli serves as President and Managing Director of GGCP.
AC and its subsidiaries owned approximately 2.4 million shares of our Class A Stock, representing approximately 1% of the combined voting power and 9% of the outstanding shares of our Common Stock at December 31, 2021. AC is majority-owned by Holdings.
Since 1997, we have leased an approximately 60,000 square foot building located at One Corporate Center, Rye, New York (the “Building”) from M4E, an entity that is owned by family members of Mr. Gabelli, including Ms. Wilson. Under the lease for the Building, which, on June 11, 2013, was extended to December 31, 2028 with no change to the base rental of $18 per square foot, we are responsible for all operating expenses, costs of electricity, and other utilities and taxes. For 2021, the rent was $1,293,920, or $21.57 per square foot. As a member of M4E, Ms. Wilson is entitled to receive her pro-rata share of payments received by M4E under the lease.
We sub-lease approximately 5,200 square feet in the Building to AC. AC pays rent at the base rate of $22.32 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amount paid in 2021 for rent and other expenses under this lease was $73,705. We sub-lease approximately 2,800 square feet in the Building to Morgan Group Holding Co. (“Morgan”), an affiliate of GAMCO. Morgan pays rent at the base rate of $22.32 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amount paid in 2021 for rent and other expenses under this lease was $75,903.
We sub-lease office space in a building owned by AC at 191 Mason Street, Connecticut. The total amount paid in 2021 for rent under this lease was $116,400. We sub-lease office space in a building owned by AC at 3 St. James’s Place, London, U.K. The total amount paid in 2021 for rent under this lease was £200,000.
We entered into a number of agreements in connection with the Company’s distribution of the shares of Class A and B common stock in Teton in March 2009. These agreements are as follows: a Separation and Distribution Agreement, an Administrative and Management Services Agreement (the “Administrative Agreement”), and Service Mark and Name License Agreement (the “License Agreement”). Pursuant to the Administrative Agreement, we provide certain services to Teton, including senior executive functions, strategic planning, and general corporate management services; fund administration services; treasury services, including insurance and risk management services and administration of benefits; operational and general administrative assistance, including office space, office equipment, administrative personnel, payroll, and procurement services, as needed; accounting and related financial services; legal, regulatory, and compliance advice, including the retention of a Chief Compliance Officer; and human resources functions, including sourcing of permanent and temporary employees, as needed, recordkeeping, performance reviews, and terminations. Effective January 1, 2011, Teton and GBL renegotiated the terms of their sub-administration agreement from a flat 0.20% on the average net assets of the mutual funds managed by Teton to 0.20% on the first $370 million in average net assets, 0.12% on the next $630 million in average net assets, and 0.10% on average net assets in excess of $1 billion, as compensation for providing mutual fund administration services. Additionally, Teton paid to GBL an administrative services fee of $4,167 per month. For 2021, the Company was compensated by Teton $50,000 for the full year, plus an average of 15.1 basis points of the average AUM in the Teton funds (pursuant to the tiered formula) for providing fund administration services to these funds, or $1.5 million for 2021. Effective October 1, 2018, Teton and GBL entered into an additional agreement whereby GBL acts as the sub-administrator for the Keeley-Teton funds in exchange for a flat annual fee of $24,000 and a variable annual fee equal to 2.5 basis points of the average AUM of the Keeley-Teton funds. During 2021, Teton paid GBL $167,961. G.distributors, an affiliated broker-dealer of the Company, served as distributor to the 8 open-end funds that are managed by Teton during 2021. In 2021, the funds managed by Teton paid G.distributors $1,540,437 in distribution fees, of which $1,512,027 was reallocated to other broker dealers by G.distributors. In addition, in 2021, Keeley-Teton Advisors, Inc., a wholly-owned subsidiary of Teton, paid G.distributors $180,000 in distribution fees.

In connection with the spin-off of AC in November 2015, we entered into certain other agreements with AC to define our ongoing relationship with AC after the spin-off. These other agreements define responsibility for obligations arising before and after the distribution date, including certain transitional services and taxes, and are summarized below.

Separation and Distribution Agreement
On November 30, 2015, we entered into a Separation and Distribution Agreement with AC (the “Separation Agreement”), which contains the key provisions relating to the separation of AC’s business from that of GAMCO and the distribution of the AC common stock. The Separation Agreement identified the assets transferred, liabilities assumed, and contracts assigned to AC by GAMCO and by AC to GAMCO in the spin-off and describes when and how these transfers, assumptions, and assignments occurred. The Separation Agreement also includes procedures by which GAMCO and AC became separate and independent companies. The Separation Agreement provides that, as of November 30, 2015, each party released the other party and their respective affiliates and their directors, officers, employees, and agents from all claims, demands, and liabilities, in law and in equity, against such other party, which such releasing party has or may have had relating to events, circumstances, or actions taken by such other party prior to the distribution. This release does not apply to claims arising from the Separation Agreement.
Indemnification
GAMCO has agreed to indemnify AC and its directors, officers, employees, agents, and affiliates (collectively, “AC Indemnitees”) against all losses, liabilities, and damages incurred or suffered by any of the AC Indemnitees arising out of:
• GAMCO’s business;
• the failure or alleged failure of GAMCO or any of its subsidiaries to pay, perform, or otherwise discharge in due course any of GAMCO  liabilities;
• a breach by GAMCO of any of its obligations under the Separation Agreement;  and
• any untrue statement or alleged untrue statement of a material fact: (i) contained in any document filed with the SEC by GAMCO pursuant to any securities rule, regulation, or  law, (ii) otherwise disclosed by GAMCO or its subsidiaries to investors or potential investors in GAMCO or its subsidiaries, or (iii) furnished to any AC Indemnitee by GAMCO or any of its subsidiaries for inclusion in any public disclosures to be made by any AC Indemnitee; or any omission or alleged omission to state in any information described in clauses (i), (ii), or (iii) a material fact necessary to make the statements not misleading. The indemnity described in this paragraph is available only to the extent that AC losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied after the spin-off by AC or its agents.
Similarly, AC has agreed to indemnify GAMCO and its directors, officers, employees, agents, and affiliates (collectively, “GAMCO Indemnitees”) against all losses, liabilities, and damages incurred or suffered by any of the GAMCO Indemnitees arising out of:

• AC’s business;
• the failure or alleged failure of AC or any of its subsidiaries to pay, perform, or otherwise discharge in due course any of AC liabilities;
• a breach by AC of any of its obligations under the Separation Agreement; and
• any untrue statement or alleged untrue statement of a material fact: (i) contained in any document filed with the SEC by AC following the distribution pursuant to any securities rule, regulation, or law, (ii) otherwise disclosed following the distribution by AC or its subsidiaries to investors or potential investors in AC or its subsidiaries, or (iii) furnished to any GAMCO indemnitee by AC or any of its subsidiaries for inclusion in any public disclosures to be made by any GAMCO indemnitee; or any omission or alleged omission to state in any information described in clauses (i), (ii), or (iii) a material fact necessary to make the statements not misleading. The indemnity described in this paragraph is available only to the extent that GAMCO losses are caused by any such untrue statement or omission or alleged untrue statement or omission, and the information which is the subject of such untrue statement or omission or alleged untrue statement or omission was not supplied by GAMCO or its agents.
Transitional Administrative and Management Services Agreement
On November 30, 2015, we entered into a Transitional Administrative and Management Services Agreement with AC (the “Transition Services Agreement”). The agreement calls for GAMCO to provide to AC certain administrative services including but not limited to: human resources, compliance, legal, payroll, information technology, and operations. Services provided by GAMCO to AC or by AC to GAMCO under the Transition Services Agreement are charged at cost and for the year ended December 31, 2021, we paid AC $2,614,479 and AC paid $5,731,648 to us. Services provided by GAMCO to Morgan, which was spun off from AC on August 5, 2020, under the Transition Services Agreement are charged at cost and for the year ended December 31, 2021, Morgan paid $393,737 to us. The Transition Services Agreement had an initial term of twelve months but has continued in full force and has not been terminated to date. The Transition Services Agreement is terminable by either party on 30 days’ prior written notice to the other party.
Certain named executives of GAMCO earned an amount during 2021 for services rendered to AC pursuant to the Transition Services Agreement and/or, in some cases, an additional amount that was earned by them directly for incentive-based variable compensation from AC.
	GAMCO Named Executives’ Compensation From AC During 2021
Name	Earned for services rendered to AC pursuant to the Transition Services Agreement ($)	Earned directly as incentive-based variable compensation from AC ($)	Granted as phantom stock-based award from AC ($)
Mario J. Gabelli	-0-	9,129,675	-0-
Douglas R. Jamieson	1,183,333	50,677	1,146,240
Peter D. Goldstein	93,750	-0-	250,740

Tax Indemnity and Sharing Agreement
On November 30, 2015, we entered into a Tax Indemnity and Sharing Agreement with AC that provides for certain agreements and covenants related to tax matters involving AC and us. This agreement covers time periods before and after the distribution. Among the matters addressed in the agreement are filing of tax returns, retention and sharing of books and records, cooperation in tax matters, control of possible tax audits, and contests and tax indemnities. The agreement also provides for limitations on certain corporate transactions that could affect the qualification of the spin-off as tax free under the Internal Revenue Code.

Service Mark and Name License Agreement
On November 30, 2015, we entered into the Service Mark and Name License Agreement with AC pursuant to which AC has certain rights to use the “Gabelli” name and the “GAMCO” name.

Other Related Party Transactions
GAMCO serves as the investment advisor for 24 open-end Funds and 14 closed-end Funds and earns advisory fees based on predetermined percentages of the average net assets of the Funds. In addition, G.distributors, the broker dealer subsidiary of GAMCO, has entered into distribution agreements with each of the open-end Funds. As principal distributor, G.distributors incurs certain promotional and distribution costs related to the sale of Fund shares, for which it receives a distribution fee from the Funds or reimbursement from the investment advisor. For 2021, G.distributors earned $23.7 million in distributions fees. Advisory and distribution fees receivable from the Funds were $26.9 million at December 31, 2021.

Pursuant to an agreement between GCIA and Gabelli Funds, Gabelli Funds pays to GCIA 90% of the net revenues received by Gabelli Funds related to being the advisor to the SICAV. Net revenues are defined as gross advisory fees less expenses related to payouts and expenses of the SICAV paid by Gabelli Funds. The amount paid by Gabelli Funds to GCIA for 2021 was $8.9 million.
We incur expenses for certain professional and administrative services and purchase services from third party providers, such as payroll, transportation, insurance, and public relations services, on behalf of GGCP and MJG Associates. GGCP and MJG Associates reimburse us for these expenses. GGCP also incurs expenses for certain professional and administrative services on behalf of the Company, and we reimburse GGCP for these expenses. The net amount reimbursable from GGCP and MJG Associates to us for such expenses for 2021 was $157,387 and $449,643, respectively. At December 31, 2021, $59,824 and $449,643 was owed to the Company by GGCP and MJG Associates, respectively.
Certain directors and executive officers have immediate family members who are employed by us, our subsidiaries, and certain related entities. The base salaries and bonuses of each of these immediate family members are established in accordance with our compensation practices applicable generally to teammates with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members, and all of the immediate family members of our directors mentioned below are financially independent adult children. None of the immediate family members mentioned below are executive officers of GAMCO.
A daughter of Mr. Avansino, one of our directors, is employed by one of our subsidiaries in a sales and marketing role and earned from GAMCO in 2021 Variable Compensation of $226,518 plus usual and customary benefits. She also received 1,500 phantom RSAs on June 15, 2021 with a grant date fair value of $25.02 per share. As with all Company RSAs, fair value equals the closing price of the Company’s Class A Stock on the effective grant date. During the year ended December 31, 2021, 2,000 RSAs vested and compensation expense of $30,883 was recognized for all of her RSAs for financial statement reporting purposes calculated in accordance with FASB guidance. The total compensation that she earned from GAMCO in 2021 was $257,401.
  A son of our Chair is employed by a subsidiary of AC, but he also earned from GAMCO in 2021 Variable Compensation of $400,175 plus usual and customary benefits.
Our Chair’s spouse, who has been employed by a subsidiary of the Company in a sales and marketing role since 1984, has been a director of that subsidiary since 1991, and has been his spouse since 2002, earned from GAMCO in 2021 no base salary and $3,009,181 in Variable Compensation plus usual and customary benefits. She also received 3,000 phantom RSAs on June 15, 2021 with a grant date fair value of $25.02 per share. As with all Company RSAs, fair value equals the closing price of the Company’s Class A Stock on the effective grant date. During the year ended December 31, 2021, 11,500 RSAs vested and compensation expense of $145,273 was recognized by the Company for all of her RSAs for financial statement reporting purposes calculated in accordance with FASB guidance. The total compensation that she earned from GAMCO in 2021 was $3,154,454.
A brother of our Chair earned from GAMCO in 2021 $416,227 in Variable Compensation plus usual and customary benefits. He also received 1,000 phantom RSAs on June 15, 2021 with a grant date fair value of $25.02 per share. As with all Company RSAs, fair value equals the closing price of the Company’s Class A Stock on the effective grant date. During the year ended December 31, 2021, 2,000 RSAs vested and compensation expense of $25,056 was recognized for all of his RSAs for financial statement reporting purposes calculated in accordance with FASB guidance. The total compensation that he earned from GAMCO in 2021 was $441,283.
Ms. Wilson, a director and the daughter of our Chair, is also a teammate of the Company. Ms. Wilson has been on extended unpaid leave from the Company since January 1, 2004 and, therefore, received no compensation during 2021 other than compensation she received as a director disclosed in the Director Compensation Table for 2021 and her previously discussed entitlement, as a member of M4E, to receive her pro-rata share of payments received by M4E under the lease on the Building.
As required by our Code of Ethics, our teammates are required to maintain their brokerage accounts at G.research unless they receive permission to maintain an outside account. G.research offers all of these teammates the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of our teammates, including the executive officers or entities controlled by them, have brokerage accounts at G.research and have engaged in securities transactions through it at discounted rates. From time to time, we, through our subsidiaries, in the ordinary course of business have also provided brokerage or investment advisory services to our directors, the substantial shareholders listed in the table under “Certain Ownership of Our Stock,” or entities controlled by such persons for customary fees.

REPORT OF THE AUDIT COMMITTEE
Messrs. Avansino, McGrath, and Prather, each of whom is an independent director, are the members of the Audit Committee. In this report, the term “we” refers to the members of the Audit Committee.
The Board has adopted a written charter for the Audit Committee. A copy of that charter can be found on our website at https://www.gabelli.com/corporate/investor_relations. Our job is one of oversight as set forth in our charter. The Company’s management is responsible for preparing its financial statements and for maintaining internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly represent the financial position, results of operations, and cash flows of the Company in conformity with U.S. GAAP.
We have reviewed and discussed the Company’s audited 2021 financial statements with management and with D&T, the Company’s independent registered public accounting firm.
We have discussed with D&T the matters required to be discussed by Statement on Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (the “PCAOB”).
We have received from D&T the written statements required by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with the independent accountant the independent accountant’s independence.
 Based on the review and discussions referred to above, we have recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Robert S. Prather, Jr. (Chair)
Raymond C. Avansino, Jr.
Eugene R. McGrath

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Deloitte & Touche LLP
Our Audit Committee approved the engagement of D&T as the Company’s independent registered public accounting firm for the year-ending December 31, 2021. D&T has been the auditor of the Company since March 27, 2009. In deciding to engage D&T, the Audit Committee reviewed auditor independence and existing commercial relationships with D&T and concluded that D&T has no commercial relationship with the Company that would impair its independence. During the fiscal year ended December 31, 2021 and in the subsequent interim period through March 31, 2022, neither the Company nor anyone acting on its behalf has consulted with D&T on any of the matters or events set forth in Item 304(a)(2) of Regulation S−K.
 A representative of D&T will be present at the Meeting. The representative will have the opportunity to make a statement and respond to appropriate questions from shareholders.
D&T Fees for 2021 and 2020
Fees for professional services provided by our independent registered public accounting firm in 2021 and 2020, in each of the following categories are:
	2021	2020
Audit Fees................................................................................................	$1,178,036	$1,090,000
Audit-Related Fees...................................................................................	$0	$0
Tax Fees...................................................................................................	$0	$50,120
All Other Fees...........................................................................................	$1,027	$1,017
Audit fees include fees relating to the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. Audit fees also include fees for services related to Section 404 of the Sarbanes-Oxley Act, which consist of the review of documentation and testing of our procedures and controls. Tax fees include tax consulting services. All other fees were for access to online technical research services.
Audit Committees’ Pre-Approval Policies and Procedures
As part of its duties, the Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm to see that the provision of such services does not impair the auditors’ independence. For audit services, each year the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences. None of the fees for services described above under the captions “Audit Fees” or “All Other Fees” approved by the Audit Committee were approved pursuant to the exception provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.
SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
Qualified shareholders who want to have proposals included in our proxy statement in connection with our 2023 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must deliver such proposals so that they are received by our Secretary at our principal executive office at 191 Mason Street, Greenwich, CT 06830 by December 30, 2022 in order to be considered for inclusion in next year’s proxy statement and proxy. For any shareholder proposal submitted outside Rule 14a-8 of the Exchange Act to be considered timely under our Bylaws, the Company must receive notice of such proposal, or any nomination of a director by a shareholder, no earlier than February 2, 2023 and no later than March 3, 2023.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023 (the 60th day prior to the first anniversary of the annual meeting for the preceding year’s annual meeting).

OTHER MATTERS
We know of no other matters to be presented at the Meeting other than the election of directors and the ratification of auditors, as described above. If other matters are properly presented at the Meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of the Company.
We will provide a free copy of our Annual Report on Form 10-K for the year ended December 31, 2021. Requests should be in writing and addressed to our Secretary at GAMCO Investors, Inc., 191 Mason Street, Greenwich, CT 06830.

EXHIBIT A

GUIDELINES FOR DIRECTOR INDEPENDENCE
For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with GAMCO Investors, Inc. (together with its consolidated subsidiaries, “GAMCO”) or its affiliates or any member of the senior management of GAMCO or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of GAMCO’s shareholders. In making this determination, the Board shall apply the following standards:
•
A director who is an employee, or whose immediate family member is an executive officer, of GAMCO will not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chair or CEO will not disqualify a director from being considered independent following that employment.

•
A director who received, or whose immediate family member received in any twelve month period over the last three years more than $120,000 in direct compensation from GAMCO will not be deemed independent. In calculating such compensation, the following will be excluded:

o	director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
o	compensation received by a director for former service as an interim Chair or CEO; and
o	compensation received by an immediate family member for service as a non-executive officer employee of GAMCO.
•	A director will not be considered independent if:
o	the director is a current partner or employee of a firm that is GAMCO’s internal or external auditor;
o	the director has an immediate family member who is a current partner of GAMCO’s internal or external auditor;
o	the director has an immediate family member who is a current employee of GAMCO’s internal or external auditor and personally works on GAMCO’s audit; or
o	the director or an immediate family member was within in the last three years a partner or employee of GAMCO’s internal or external auditor and personally worked on GAMCO’s audit within that time.
•
A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of GAMCO’s current executive officers serve on that company’s compensation committee will not be deemed independent.

•
 A director who is, a current employee, or whose immediate family member is an executive officer, of an entity that makes payments to, or receives payments from, GAMCO for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, will not be deemed independent.

•
A director who serves as an executive officer of a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $1 million in a single fiscal year, whichever amount is greater) from GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved by the Board and disclosed in GAMCO’s proxy statement.

For purposes of these Guidelines, the terms:
A-1

•
“affiliate” means any consolidated subsidiary of GAMCO and any other company or entity that controls, is controlled by or is under common control with GAMCO, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•
“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, death, or incapacitation.

The Board shall undertake an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director shall be asked to provide the Board with full information regarding the director’s business and other relationships with GAMCO and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.
Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, GAMCO and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirements set forth by the Board.

A-2

GAMCO INVESTORS

VOTE

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Edwin L. Artzt	☐	☐	02 - Raymond C. Avansino, Jr.	☐	☐	03 - Leslie B. Daniels	☐	☐
04 - Douglas R. Jamieson	☐	☐	05 - Mario J. Gabelli	☐	☐	06 - Eugene R. McGrath	☐	☐
07 - Agnes Mullady	☐	☐	08 - Robert S. Prather, Jr.	☐	☐	09 - Elisa M. Wilson	☐	☐

The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03MW6D

2022 Annual Meeting of GAMCO Investors, Inc. Shareholders

The 2022 Annual Meeting of Shareholders of GAMCO Investors, Inc. will be held on June 2, 2022 at 9:30am Eastern time, virtually via the Internet at https://gabelli.zoom.us/webinar/register/WN_Sfk8pjdMT9yJnsm-IALhcA.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GAMCO Investors, Inc. Class A and Class B Common Stock

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders, June 2, 2022

(See Proxy Statement for discussion of items)

The undersigned hereby appoints Peter Goldstein, Maximilian Caldwell, and Kieran Caterina and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of GAMCO Investors, Inc. Class A and Class B Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2022 Annual Meeting of Shareholders of GAMCO Investors, Inc., or any adjournments or postponements thereof. This proxy hereby revokes any proxies previously submitted by the shareholder with respect to the shares represented by this proxy. **The meeting is scheduled to be held virtually via the Internet at https://gabelli.zoom.us/webinar/register/WN_Sfk8pjdMT9yJnsm-IALhcA, on Thursday, June 2nd at 9:30 a.m. Eastern time, and at any adjournment thereof.**

IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Please sign, date and return promptly in the accompanying envelope.

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐